EXHIBIT 2

            CHENG TAI CHEE'S RESIGNATION LETTER DATED JANUARY 2, 1997

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                                 Cheng Tai Chee
                                6B, Vivian Court
                                75 Blue Pool Road
                                  Happy Valley
                                    Hong Kong


                                 January 2, 1997



Board of Directors
NONA MORELLI'S II, INC.
2 Park Plaza, Suite 470
Irvine, California 92614

Gentlemen:

I hereby resign as Director of Nona Morelli's II, Inc. (the "Company") to be effective as of the date hereof.

My resignation is not because of any disagreement with management of the Company relating to the company's operations, policies or practices but, rather, due to personal demands and my wish to pursue certain other opportunities.

Sincerely,



/s/  Cheng Tai Chee
     -------------------
     Cheng Tai Chee